UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2012

TO OUR STOCKHOLDERS:

The 2012 annual meeting of stockholders of Affymetrix, Inc. will be held on Friday, May 11, 2012, beginning at 8:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve the 2011 Employee Stock Purchase Plan;

4.	To approve, by an advisory vote, the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on March 16, 2012 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about March 30, 2012 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Our proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the Board of Directors,

JOHN F. RUNKEL, JR.

Secretary

Santa Clara, California

March 30, 2012

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. (the “Company”) for use at our 2012 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about March 30, 2012, together with our 2011 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on March 16, 2012.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2012 is being held on Friday, May 11, 2012, beginning at 8:00 a.m. Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051.

What is the purpose of the annual meeting?

At our 2012 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval of the 2011 Employee Stock Purchase Plan;

•	the approval, by an advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on March 16, 2012, the record date for the meeting. At the close of business on that date, 70,452,511 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How can I receive a paper or electronic copy of this proxy statement?

On or about March 30, 2012, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

Under SEC rules, delivery of each Notice in one mailing envelope (or delivery of one proxy statement and annual report, for those who request paper copies) to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other stockholders registered on our books;

•	you have the same last name as the other stockholders; and

•	your address is a residential address or post office box.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the same mailings, or if you hold stock in more than one account, and in either case you wish to receive only a single mailing of each of these documents for your household, please submit a request to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or call (800) 542-1061. Stockholders who participate in householding will continue to be mailed separate proxy cards (to the extent we send proxy cards by mail).

If you participate in householding and wish to receive a separate copy of our proxy mailings, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. A separate copy of our proxy mailings will be sent to you upon request.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

If I am a stockholder of record of Affymetrix shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy by either completing and signing the proxy card and returning it to us by mail in accordance with the instructions on the proxy card, by telephone or over the Internet by going to www.proxyvote.com and completing an electronic proxy card. Instructions for voting by telephone or over the Internet are included on the proxy card. Stockholders of record who vote by mail should mail completed proxy cards to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If I am the beneficial owner of Affymetrix shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record that you must follow to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Stockholders of Record:    Your proxy will be counted as a vote “FOR” all of the director nominees and “FOR” Proposals 2, 3 and 4.

Beneficial Owner of Affymetrix Shares Held in Street Name:    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors, approval of the 2011 Employee Stock Purchase Plan or advisory vote on the compensation of our named executive officers (Proposals 1, 3 and 4). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 70,452,511 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 35,226,256 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Under our majority voting policy, in an uncontested election, each nominee for director shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes cast for a director’s election must exceed the votes cast against that director’s election). This election is an uncontested election. In the election of directors, votes may be cast in favor of or against any or all nominees. Any director who does not receive a majority of the votes cast will not be elected. Each nominee for director has submitted an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast with respect to the director’s election. For Proposal 1, “votes cast” excludes both abstentions and “broker non-votes.”

Proposals 2, 3 and 4.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), to approve the 2011 Employee Stock Purchase Plan (Proposal 3) and to approve, by an advisory vote, the compensation of our named executive officers (Proposal 4). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2, 3 and 4.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors, approval of the 2011 Employee Stock Purchase Plan and the advisory vote on the compensation of our named executive officers. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the eight directors;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

“FOR” approval of the 2011 Employee Stock Purchase Plan; and

“FOR” approval of the compensation of the named executive officers.

Who will count the vote?

Broadridge, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

The voting results will be announced at the meeting and published in a Current Report on Form 8-K filed after the meeting date.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. In addition, we may hire MacKenzie Partners, Inc. to serve as proxy solicitor. If we do, we expect to pay MacKenzie Partners approximately $10,000.

Is the meeting being webcast?

Yes. If you choose to listen to the webcast, go to the Investors section of our website (www.affymetrix.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through the last week of May.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board of Directors are Stephen P.A. Fodor, Ph.D., Frank Witney, Ph.D., Nelson C. Chan, John D. Diekman, Ph.D., Gary S. Guthart, Ph.D., Jami Dover Nachtsheim, Robert H. Trice, Ph.D. and Robert P. Wayman.

Is a majority of the directors independent?

Yes. As required by the NASDAQ listing standards and our Corporate Governance Guidelines, a majority of the Board of Directors is “independent” within the meaning of such standards and guidelines. The Board of Directors is required to make an affirmative determination at least annually as to the independence of each director. The Board of Directors has determined that all of its members other than Stephen P.A. Fodor, Ph.D. and Frank Witney, Ph.D. are independent.

Does Affymetrix have a lead independent director?

Yes. The Board of Directors has elected a non-management director to serve in a lead capacity to coordinate the activities of the other non-management directors, preside at executive sessions, function as principal liaison on Board-wide issues between the independent directors and the Chairman and to perform such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine. Robert P. Wayman has served as our lead independent director since May 2010.

How often did the Board meet in 2011?

The Board of Directors held eight meetings in 2011. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2011, each of our directors attended at least 88% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

Do the independent directors meet in executive sessions?

Our Corporate Governance Guidelines require the independent directors to meet regularly in executive sessions in which management does not participate, at least four times a year. In executive sessions, the independent directors review the report of the independent registered public accounting firm, the performance of the Chairman, CEO and other senior managers, the compensation of the Chairman, CEO and other senior managers and any other relevant matter. In 2011, the directors met in executive session six times, with only independent directors present.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

All of our directors serving on the Board of Directors at the time attended last year’s annual meeting. Our Corporate Governance Guidelines provide that directors are required to attend our annual meeting of stockholders, absent extraordinary circumstances.

What is the role of the Board’s committees?

The Board of Directors currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules and each of these committees has a written charter approved by the Board of Directors. Under our Corporate Governance Guidelines, committee members are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board of Directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Nelson C. Chan	✓(Chairman)	✓
Gary S. Guthart, Ph.D		✓
Jami Dover Nachtsheim		✓(Chairwoman)
Robert H. Trice, Ph.D	✓		✓(Chairman)
Robert P. Wayman	✓		✓

Audit Committee.    The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board of Directors in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Audit Committee currently consists of three members, Mr. Chan, its Chairman, Dr. Trice and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Messrs. Chan and Wayman is independent within the meaning of the NASDAQ listing standards, applicable SEC regulations and our Corporate Governance Guidelines, and that each member has the financial literacy required by the NASDAQ listing standards. The Board of Directors also has determined that both Messrs. Wayman and Chan are qualified as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASDAQ listing standards.

The Audit Committee held eight meetings during 2011. The Audit Committee Report for 2011 is included below.

Compensation Committee.    The Compensation Committee currently consists of three members, Mr. Chan, Dr. Guthart, and Ms. Nachtsheim, its Chairwoman. The Board of Directors has determined that each of Mr. Chan, Dr. Guthart and Ms. Nachtsheim is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board of Directors actions regarding director compensation. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Compensation Committee held eight meetings during 2011. The Compensation Committee Report for 2011 is included below. For further information about the Compensation Committee’s process for determining executive compensation, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two members, Dr. Trice, its Chairman, and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Mr. Wayman is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. As more fully set forth in its charter, the

Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board of Directors for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board of Directors and its committees at least annually and recommending any proposed changes to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Nominating and Corporate Governance Committee held one meeting in 2011.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board of Directors and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NASDAQ listing standards or our Corporate Governance Guidelines, as well as the current challenges and needs of the Board of Directors and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for director independence, and Board and committee membership. The Committee has established the following criteria:

•	a reputation for the highest personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government, education, technology or public interest;

•	expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board of Directors over a period of several years to develop knowledge about our principal operations;

•	willingness and capacity to objectively appraise management performance; and

•	absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

The Committee does not have a formal diversity policy. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds, and also considers diversity of gender and race. The Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline for stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board of Directors, the Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board of Directors a summary of such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that are addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Waivers of the Code for executive officers and directors may be granted only by the Board of Directors. Waivers of the Code for other employees may be granted only by our General Counsel. Amendments to the Code must be approved by the Board of Directors. We intend to provide disclosure of any such amendments or waivers on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

How are directors compensated?

Cash.    The Chairman receives an annual cash retainer of $150,000 per year, the Lead Director receives an annual cash retainer of $60,000 per year, and each other non-employee director receives an annual cash retainer fee of $45,000 per year. Each non-employee director who serves on the Compensation Committee also receives an annual fee of $15,000, with the chairwoman receiving an additional $2,500. Each non-employee director who serves on the Nominating and Corporate Governance Committee also receives an annual fee of $10,000, with the chairman of this committee receiving an additional $7,500. Each non-employee director who serves on the Audit Committee also receives an annual fee of $20,000, with the chairman receiving an additional $10,000. Dr. Paul Berg retired from the Board of Directors on May 5, 2011. Before his retirement, Dr. Berg received $5,000 for his service as Board liaison to the Company’s Scientific Advisory Board.

Option and Stock Awards.    Each new non-employee director receives an option to purchase 20,000 shares upon election to the Board of Directors. These options vest in equal installments on each of the first two anniversaries of the date of grant so long as the director is serving on the Board of Directors on each vesting date. In addition, on the date of each annual stockholders meeting, each non-employee director is granted, at such director’s election, (a) options to purchase shares, which vest in full the earlier of the date of the next Annual Stockholder Meeting or one year after the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant, or (b) restricted stock units, which vest in equal installments over three years from the date of grant, or (c) a combination of options and restricted stock units, in any case with the same aggregate value. The Chairman receives a number of equity awards that is 1.5 times greater than the number of equity awards received by other directors.

COMPENSATION OF DIRECTORS

The following table sets forth compensation for our non-employee directors for fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Stephen P.A. Fodor	$150,000	(5)	—	$95,496	—	—	$15,231	(6)	$260,727
Nelson C. Chan	$90,000		$67,620	—	—	—	—		$157,620
John D. Diekman, Ph.D.	$45,000		$67,620	—	—	—	—		$112,620
Gary S. Guthart, Ph.D.	$60,000		—	$63,664	—	—	—		$123,664
Jami Dover Nachtsheim.	$62,500		$33,810	31,832	—	—	—		$128,142
Robert H. Trice, Ph.D.	$82,500		$67,620	—	—	—	—		$150,120
Robert P. Wayman	$90,000		33,810	$31,832	—	—	—		$155,642
Paul Berg, Ph.D.	$5,000	(7)	—	—	—	—	—		$5,000

(1)	This column represents the cash compensation received in 2011 for Board and committee services.

(2)	On May 5, 2011, Dr. Fodor received a grant of 30,000 stock options, Dr. Guthart received a grant of 20,000 stock options; Ms. Nachtsheim and Mr. Wayman each received a grant of 10,000 stock options and 5,750 restricted stock units; and Mr. Chan and Drs. Diekman and Trice each received a grant of 11,500 restricted stock units. All of the stock options vest in full the earlier of the date of the 2012 Annual Stockholders’ Meeting or one year after the date of grant, and have an exercise price equal to $5.88 per share. All of the restricted stock units vest in three equal annual installments from the grant date.

(3)	At December 31, 2011, each of our directors held the following number of options (both vested and unvested) and restricted stock awards or restricted stock units (unvested): Dr. Fodor, 661,000 options, 45,000 restricted stock awards and 9,750 restricted stock units; Mr. Chan, 38,841 options and 11,500 restricted stock units; Dr. Diekman, 132,618 options and 11,500 restricted stock units; Dr. Guthart, 86,619 options; Ms. Nachtsheim, 30,000 options and 12,972 restricted stock units; Dr. Trice, 57,778 options and 18,722 restricted stock units; and Mr. Wayman, 70,254 options and 12,972 restricted stock units.

(4)

The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 of equity awards made to the directors during 2011. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense of our Annual Report on

Form 10-K for the year ended December 31, 2011 regarding the assumptions underlying valuation of our equity awards. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions.

(5)	This does not include compensation earned by Dr. Fodor as an employee for the part of the year when he served as Executive Chairman, which is included below under “Executive Compensation—Summary Compensation Table”.

(6)	Represents premium paid by us for healthcare benefits for Dr. Fodor.

(7)	Dr. Berg retired from the Board of Directors on May 5, 2011. He received $5,000 in 2011 for his service as Board liaison to our Scientific Advisory Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board of Directors consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2011 annual meeting. Currently, we have eight directors. Eight directors are to be elected at the annual meeting.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may choose to reduce the size of the Board of Directors to less than eight, as permitted by our bylaws. Any vote cast for any director who is unable or unwilling to serve is disregarded.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of scientific, entrepreneurial or managerial achievement. We believe that the nominees have the qualifications and experience to focus on the complex issues currently confronting our company and our industry. In addition, each nominee has specific experience, qualifications, attributes or skills, discussed below, that led the Board of Directors to conclude that the individual should serve as a director.

Name	Age	Principal Occupation	Director Since

Stephen P.A. Fodor, Ph.D.	58	Founder and Chairman of Affymetrix, Inc.	1993

Frank Witney, Ph.D.	58	President and Chief Executive Officer of Affymetrix, Inc.	2011

Nelson C. Chan	50	Chief Executive Officer (Retired), Magellan Navigation, Inc.	2010

John D. Diekman, Ph.D.	69	Managing Partner, 5AM Ventures	1993

Gary S. Guthart, Ph.D.	46	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009

Jami Dover Nachtsheim	53	Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing (Retired), Intel Corporation	2010

Robert H. Trice, Ph.D.	65	Senior Vice President for Strategy and Business Development (Retired), Lockheed Martin Corporation	2006

Robert P. Wayman	66	Executive Vice President and Chief Financial Officer (Retired), Hewlett-Packard Company	2007

Stephen P.A. Fodor, Ph.D., is our Founder and Chairman. Dr. Fodor has served as director since 1993. He served as Chief Executive Officer from 1997 to 2008, as Chairman from 1999 to 2009 and 2011 to present, and as Executive Chairman from 2009 to 2011. At various times between 1993 and 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor is the founder of Cellular Research, Inc. and serves as a Trustee of the Carnegie Institution of Science and as a member of the National Academy of Engineering. Dr. Fodor also serves on a variety of scientific advisory boards. The Board of Directors selected Dr. Fodor as a director nominee because he is the founder of the Company and our former Chief Executive Officer. The Board of Directors values Dr. Fodor’s extensive knowledge of the Company and our industry, his scientific vision and his perspective on emerging technologies and markets.

Frank Witney, Ph.D., has served as President, Chief Executive Officer and a director since July 2011. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation from April 2009 to May 2011. Between December 2008 and April 2009, Dr. Witney served as our Executive Vice President and Chief Commercial Officer. Previously, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. The Board of Directors selected Dr. Witney as a director nominee because the Board values Dr. Witney’s industry experience and his perspective as the Chief Executive Officer of the Company.

Nelson C. Chan has served as a director since March 2010 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc. from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager, Consumer Business. Mr. Chan is a member of the Board of Directors of Coinstar, Inc. and Synaptics Incorporated. The Board of Directors selected Mr. Chan as a director nominee because of his substantial experience with public and private companies, both as an executive and as a board member, and his expertise in building profitable technology companies. Mr. Chan also qualifies as a financial expert and serves as Chairman of the Audit Committee.

John D. Diekman, Ph.D., has served as a director since 1993. Dr. Diekman has served as a managing partner of 5AM Ventures, a life sciences investment partnership, since 2002. From June 1998 until 2002, Dr. Diekman served as a managing director of Bay City Capital, a life sciences merchant bank. Dr. Diekman served as Chairman of the Company from 1993 to August 1999 and served as Vice Chairman from August 1999 to December 1999. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997. Prior to such time, Dr. Diekman served as President and Chief Operating Officer of Affymax N.V. from 1991 to March 1995 and as Chairman of the Board of Affymax from 1994 to July 1995. The Board of Directors selected Dr. Diekman as a director nominee because of his detailed knowledge of the life science industry. Dr. Diekman’s experience in investments and acquisitions makes him a valuable advisor on issues relating to strategic planning and business development processes. The Board also values Dr. Diekman’s experience serving on the boards of various public and private companies.

Gary S. Guthart, Ph.D., has served as a director since May 2009 and is a member of the Compensation Committee. Dr. Guthart has served as the Chief Executive Officer of Intuitive Surgical, Inc. since January 2010. Dr. Guthart joined Intuitive Surgical, Inc. in April 1996, became Chief Operating Officer in 2006, and was promoted to President in 2007. Prior to joining Intuitive Surgical, Inc., Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart serves on the Board of Directors of Intuitive Surgical, Inc. The Board of Directors selected Dr. Guthart as a director nominee because of his experience in the management of sophisticated, high-growth businesses. The Board values Dr. Guthart’s contribution to the Company’s strategic planning and business development efforts and his insights as a member of the Compensation Committee.

Jami Dover Nachtsheim has served as a director since March 2010 and is the Chairwoman of the Compensation Committee. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim is a member of the Board of Directors of FEI Company and The Tech Museum of Innovation. Ms. Nachtsheim was on the Board of Directors of Southwall Technologies prior to its acquisition by Solutia in November 2011. The Board of Directors selected Ms. Nachtsheim as a director nominee because of her extensive experience in bringing high technology products to market and her service as a board member of numerous public and private organizations. The Board values the guidance she provides with respect to market strategies and her contributions as the Chairwoman of the Compensation Committee.

Robert H. Trice, Ph.D., has served as a director since 2006, is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Dr. Trice served as Senior Vice President for Business Development at Lockheed Martin Corporation from October 1998, and assumed additional duties as Senior Vice President for Strategy and Business Development at Lockheed Martin Corporation from March 2009 until his retirement in January 2011. The Board of Directors selected Dr. Trice as a director nominee because of his broad experience in government relationships (many of our large customers are government institutions) and his extensive background as a business development leader. The Board values his financial literacy and wide-ranging business competencies, which qualify him to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Robert P. Wayman has served as a director since 2007, is our lead independent director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Wayman served as Executive Vice President and Chief Financial Officer of Hewlett-Packard Company from 1984 until his retirement in December 2006. Mr. Wayman also served as Interim Chief Executive Officer of Hewlett-Packard Company from February 2005 through March 2005 and served on the Board of Directors of Hewlett-Packard Company from February 2005 to March 2007 and from 1993 to 2002. Mr. Wayman has served as a director of CareFusion Corp. since 2009. The Board of Directors selected Mr. Wayman as a director nominee because of his broad-based financial expertise and business experience. The Board of Directors values Mr. Wayman’s background in finance and company operations, corporate governance and compliance, and the leadership that he has provided as the lead independent director and as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

There are no family relationships among our directors or executive officers.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board members are independent directors, under both NASDAQ listing standards and our Corporate Governance Guidelines; our standing Board committees—Audit, Compensation and Nominating and Corporate Governance—are comprised solely of and chaired by independent directors; and, at least four times per year, the independent directors meet in executive session without management directors.

Our Corporate Governance Guidelines state that the “Board believes that the positions of the Chairman of the Board and CEO should be held by separate persons as a way to aid the Board’s execution of its duties.” We have separated the roles of Chairman and Chief Executive Officer. In addition, unless our Chairman is an independent director, our Corporate Governance Guidelines require the independent directors to annually elect by secret ballot a lead independent director. The lead independent director coordinates the activities of the other non-management directors, presides at executive sessions, functions as a principal liaison on Board-wide issues between the independent directors and the Chairman and performs such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine from time to time. Robert P. Wayman has served as our lead independent director since May 2010.

The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman and the lead independent director based upon the needs of the Company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee is specifically mandated by its Charter to discuss with financial management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists. Our internal auditors and ethics compliance officer report regularly and directly to the Audit Committee on risks relating to the Company’s operations, compliance and internal controls. The Compensation Committee is responsible for overseeing and evaluating the management of risks relating the Company’s compensation plans and arrangements.

The Board unanimously recommends that the stockholders vote “FOR” the election of the nominees named above.

PROPOSAL NO. 2

ADVISORY VOTE RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Fees Paid to Ernst & Young LLP

During fiscal years 2011 and 2010, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	December 31, 2011	December 31, 2010
Audit Fees(1)	$1,298,349	$1,406,000
Audit-Related Fees(2)	28,250	$25,000
Tax Fees(3)	$136,502	$105,000
All Other Fees(4)	$1,970	$2,000

(1)	Audit fees include fees associated with the audits of (i) our consolidated financial statements and (ii) effectiveness of our internal control over financial reporting, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents.

(2)	Audit-related fees consist primarily of fees associated with accounting consultations on various transactions.

(3)	Tax fees consist primarily of tax consultation services.

(4)	The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst & Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

PROPOSAL NO. 3

APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN

Introduction

Our stockholders are being asked to approve the Affymetrix, Inc. 2011 Employee Stock Purchase Plan, or the ESPP. The ESPP was approved by our Board in August 2011, but no shares of our common stock will be issued under the ESPP unless stockholder approval of this Proposal is obtained at the annual meeting.

The purpose of the ESPP is to provide employees with an opportunity to purchase shares at a discount by means of payroll deductions or other contributions, thereby allowing such persons the opportunity to acquire an equity interest in Affymetrix in a convenient manner and enhancing their sense of participation in the affairs of Affymetrix.

We believe that the ESPP is an important tool to attract and retain employees and promotes broad-based interest by employees in our growth and success through their equity participation.

We have reserved an aggregate of 7,000,000 shares for issuance under the ESPP.

Summary of ESPP

The following is a summary of the ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix A to this proxy statement.

Administration.    The ESPP will be administered by the Compensation Committee of the Board. The Compensation Committee has full power to interpret the ESPP, and its decisions are final and binding upon all participants. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, although we may also grant purchase rights under the ESPP that are not intended to qualify under such Section 423 for participating subsidiaries outside of the U.S. (but which otherwise will be operated and administered in the same manner as the Section 423 component).

Eligibility.    Employees of Affymetrix and its designated subsidiaries and affiliates may participate in the ESPP. However, no employee will be granted purchase rights intended to qualify under Section 423 of the Internal Revenue Code if, immediately after the grant of a right to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of our common stock. Also, employees of Affymetrix or any designated subsidiary who are citizens or residents of a non-U.S. jurisdiction will be prohibited from participating in the ESPP if participation in the ESPP in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code. The Compensation Committee, in its discretion, from time to time may, prior to an offering date for a particular offering and for all purchase rights to be granted on such offering date under such offering, determine that eligible employees who customarily work 20 hours or less per week or not more than 5 months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the ESPP or an offering. We estimate that approximately 599 employees are currently eligible to participate in the ESPP.

Participation.    In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period authorizes payroll deductions not greater than 15% of his compensation. No participant may accrue rights to purchase shares at a rate that exceeds $25,000 in fair market value (determined as of the first day of the offering period during which such rights are granted) for each calendar year in which such rights are outstanding at any time, subject to compliance with Section 423 of the Internal Revenue Code. In addition, a participant may not purchase more than 750 shares on any single purchase date (or such higher or lower as determined by the Compensation Committee prior to the start of the applicable offering period).

Purchases.    The ESPP provides for offering periods of 12 months duration, and purchase periods of 6 months duration, each starting on May 15 and November 15 of each year, with purchases being made on the last business day of the purchase period. The initial purchase date under the ESPP will be May 14, 2012, if the ESPP is approved by stockholders. The Compensation Committee may make a particular offering period and/or purchase period longer or shorter, provided that the change is announced before the beginning of the period to be affected, and provided further that no offering period may be longer than 27 months. At the end of each purchase period, also referred to as the purchase date, a participant’s accumulated payroll deductions are used to purchase shares. The number of shares of common stock a participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by 85% of the fair market value of common stock on (1) the first business day of the offering period or (2) the last business day of the purchase period, whichever is less.

Termination of Employment.    If a participant’s employment terminates for any reason, the participant’s election is deemed cancelled and the payroll deductions credited to the participant’s account will be returned without interest to him.

Change in Capitalization and Change in Control.    In the event of a stock split or other similar event that affects the number of shares of common stock outstanding, the Compensation Committee may make proportionate adjustments to the number of shares of stock subject to the ESPP and the price per share of common stock. In the event of a dissolution or liquidation of Affymetrix, unless otherwise determined by the Compensation Committee, the ESPP will terminate and participants will have the right to purchase shares prior to such termination. In the event of a change in control, the Compensation Committee will determine whether the offering period will be shortened or the ESPP will continue with regard to shares of the surviving corporation.

Amendment and Termination.    The Board may terminate or amend the ESPP at any time, subject to stockholder approval of any amendment in such a manner and to such a degree as required to comply with Section 423 of the Internal Revenue Code, or as required by applicable law, government regulation, or the rules of the NASDAQ or any successor exchange or quotation system on which the Shares may be listed or quoted. If not terminated sooner by the Board, and assuming approval of this proposal, the ESPP will terminate in August 2021.

Material U.S. Federal Income Tax Consequences

With respect to offerings of common stock intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code, under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. The foregoing is only a summary of the effect of U.S. federal income taxation upon the participant and Affymetrix with respect to the shares purchased under the ESPP, does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. country in which the participant may reside.

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of contributions elected by each employee, and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual (or any group of individuals) is not determinable.

The Board unanimously recommends that you vote “FOR” approval of the 2011 Employee Stock Purchase Plan.

PROPOSAL NO. 4

ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2011 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Although, as an advisory vote, this proposal is not binding on Affymetrix or the Board, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

The 2011 fiscal year was a period of transition during which we faced many challenges, including our financial performance being below our expectations. Dr. Witney became our President and Chief Executive Officer in July 2011. Under Dr. Witney’s leadership, we focused on stabilizing our business, revitalizing our sales and marketing efforts and positioning our company for growth.

The Compensation Committee believes that our executive compensation for 2011 was appropriate to reflect the contributions that were made in the year and to ensure our executive officers are committed to our new internal organization and returning our business to growth. As described in detail in the section entitled “Compensation Discussion and Analysis”, our executive compensation actions for 2011 included:

•	No payment of any cash bonus to our executive officers for 2011 because we fell short of our financial goals.

•	After freezing base salaries in 2010, an increase in the base salaries of our executive officers in 2011 from 2010 levels by 3% to 4%.

•	New long-term equity awards for our executive officers that are expected to offer long-term rewards if they return the business to growth in 2012 and beyond.

•

A change in the structure and design of our CEO compensation to focus on rewarding performance by paying our new CEO a base salary that is significantly lower than his predecessor’s salary and granting him a mix of time-vested and performance-based equity awards.

Please refer to the section of this proxy statement entitled “Executive Compensation” for a detailed discussion of Affymetrix’ executive compensation principles and practices and the fiscal 2011 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2011 compensation of Affymetrix’ named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee has an established charter that specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com in the Corporate Governance section under the Investors link.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing financial statements and expressing an opinion as to (1) their conformity with generally accepted accounting principles; (2) management’s assessment; and (3) the effectiveness of internal control over financial reporting.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from our Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met eight times during the fiscal year ended December 31, 2011. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditor, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee unanimously recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Respectfully submitted on March 30, 2012 by the members of the Audit Committee of the Board of Directors:

Nelson Chan, Chairman

Robert H. Trice, Ph.D.

Robert P. Wayman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our shares of common stock as of March 1, 2012 by:

•	each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	8,455,403	12.00%

OrbiMed Advisors LLC(4) 601 Lexington Avenue, 54th Floor New York, NY 10022	6,850,100	9.72%

Wentworth, Hauser & Violich, Inc.(5) 301 Battery Street, Suite 400 San Francisco, CA 94111	4,149,583	5.89%

The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	3,921,946	5.57%

Directors and Executive Officers
Timothy C. Barabe(7)	167,226	*
Nelson C. Chan(8)	38,841	*
John D. Diekman, Ph.D.(9)	259,414	*
Stephen P.A. Fodor, Ph.D.(10)	670,436	*
Gary S. Guthart, Ph.D.(11)	66,619	*
Kevin M. King(12)	159,000	*
Andrew J. Last, Ph.D.(13)	110,407	*
Jami Dover Nachtsheim(14)	23,611	*
John F. Runkel, Jr.(15)	90,241	*
Robert H. Trice, Ph.D.(16)	73,460	*
Robert P. Wayman(17)	73,174	*
Frank Witney, Ph.D.(18)	40,000	*
All current directors and executive officers as a group (11 persons)(19)	1,573,429	2.20%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2012 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 70,451,230 shares of common stock outstanding as of March 1, 2012.

(3)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on January 10, 2012, has sole voting power and sole dispositive power with respect to 8,455,403 shares. The shares were held by the following subsidiaries of BlackRock: BlackRock Advisors LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Japan Co. Ltd., BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A.

(4)	OrbiMed Advisors LLC (“OrbiMed”), as set forth on Schedule 13G/A filed with the SEC on February 14, 2012, has shared voting power and shared dispositive power with respect to 1,885,500 shares. OrbiMed’s affiliate, OrbiMed Capital LLC has shared voting power and shared dispositive power with respect to 4,964,600 shares. Samuel D. Isaly, a control person of OrbiMed, has shared voting power and shared dispositive power with respect to 6,850,100 shares.

(5)	Wentworth, Hauser & Violich, Inc., as set forth on Schedule 13G/A filed with the SEC on February 14, 2012, has sole voting power with respect to 1,711,233 shares and shared dispositive power with respect to 4,149,583 shares.

(6)	The Vanguard Group, Inc., as set forth on Schedule 13G filed with the SEC on February 7, 2012, has sole voting power with respect to 116,516 shares, sole dispositive power with respect to 3,805,430 shares and shared dispositive power with respect to 116,516 shares. The shares were held by The Vanguard Group, Inc. and its subsidiary Vanguard Fiduciary Trust Company.

(7)	Includes 75,250 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(8)	38,841 shares are issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(9)	Includes 132,618 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012, 66,398 shares held by John D. Diekman and Susan P. Diekman, as trustees of a revocable trust dated June 30, 1995, and 400 shares held in Mr. Diekman’s retirement account.

(10)	Includes 475,250 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012 and 30,000 shares held by The Fodor Family Trust.

(11)	66,619 shares are issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(12)	Mr. King resigned as President and Chief Executive Officer of Affymetrix and from the Board of Directors effective June 30, 2011. The information reported for Mr. King is based on information available to Affymetrix as of the resignation date and may not reflect current beneficial ownership.

(13)	Includes 75,250 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(14)	Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(15)	Includes 59,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(16)	Includes 57,778 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(17)	Includes 60,254 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(18)	Includes no shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(19)	Includes 1,061,360 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During the year ended December 31, 2011, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements, except that a late Form 4 was filed on February 7, 2012 for Dr. Fodor with respect to a total of 5,321 shares of common stock withheld by us in June and August 2011 in satisfaction of taxes due on vesting of restricted stock awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our stock incentive plans as of December 31, 2011.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	6,908,192		9.60	4,655,177
Equity compensation plans not approved by security holders(3)	1,425,684	(4)	8.76	164,155	(5)

Total	8,333,876		9.41	4,819,332

(1)	The calculation of the weighted average exercise price does not include 2,057,417 shares subject to restricted stock units that are exercisable for no consideration.

(2)	Includes the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and the Amended and Restated 2000 Equity Incentive Plan.

(3)	Does not include shares under the 2011 Employee Stock Purchase Plan, which is subject to stockholder approval at this Annual Stockholder Meeting.

(4)	Includes options under the 1998 Stock Plan plus options to purchase 7,841 shares outstanding under acquired plans under which no future awards will be issued.

(5)	Does not include shares withheld for taxes under the 1998 Stock Plan that will not be reissued and shares under acquired plans under which no future awards will be issued.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

MANAGEMENT

Our executive officers, and their ages as of the record date and positions are as follows:

Name	Age	Position
Frank Witney, Ph.D.	58	President and Chief Executive Officer
Timothy C. Barabe.	59	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	52	Executive Vice President, Genetic Analysis Business Unit
John F. Runkel, Jr.	56	Executive Vice President, General Counsel and Secretary

Frank Witney, Ph.D. See “Election of Directors.”

Timothy C. Barabe joined us in March 2010 as Executive Vice President and Chief Financial Officer. Mr. Barabe previously worked at Human Genome Sciences, Inc., where he served as Senior Vice President and Chief Financial Officer from July 2006 until March 2010. From September 2004 to June 2006, Mr. Barabe was at Molnlycke Health Care, a privately owned surgical supply company, most recently as its U.K. Managing Director. Mr. Barabe was with Novartis AG from 1982 to 2004 in several senior executive positions. Mr. Barabe is a member of the Board of Directors of ArQule, Inc.

Andrew J. Last, Ph.D., joined us in December 2009 and currently serves as Executive Vice President, Genetic Analysis Business Unit. Prior to joining Affymetrix, Dr. Last served on the leadership team of BD Biosciences Cell Analysis Unit, a segment of Becton Dickinson and Company, from 2004 to 2009, where he was Vice President, Global Marketing & Strategic Planning and General Manager of the San Diego-based Pharmingen business. Before joining Becton Dickinson, Dr. Last was a member of Applera Corporation’s Applied Biosystems unit leadership team from 2002 to 2004 as Vice President & General Manager of the Gene Expression business.

John F. Runkel, Jr. joined us in October 2008 as Executive Vice President, General Counsel and Secretary. Mr. Runkel served as Senior Vice President, General Counsel and Secretary of Intuitive Surgical, Inc., a provider of minimally-invasive robotic surgery technology, from 2006 to 2007. From 2004 to 2005, Mr. Runkel served as Senior Vice President of Business Development and General Counsel of VISX Incorporated, a provider of laser vision correction technology, and as Vice President, General Counsel and Secretary from 2001 to 2004.

COMPENSATION DISCUSSION AND ANALYSIS

2011 in Review

The 2011 fiscal year was a period of transition during which we faced many challenges, including our financial performance being below our expectations. Dr. Witney became our President and Chief Executive Officer in July 2011. Under Dr. Witney’s leadership, we focused on stabilizing our business, revitalizing our sales and marketing efforts and positioning our company for growth.

Overall, we exited 2011 with the following major achievements:

•	Under the leadership of Dr. Witney, we underwent an internal reorganization into business units by product lines and market segments aimed to revitalize our go-to-market strategy;

•	We added several seasoned industry leaders to our commercial team, including a new Senior Vice President, Global Commercial Operations and two Vice Presidents, Marketing;

•

We launched our CytoScan® HD Solution, a research-use-only array for cytogenetic analysis and our Axiom™ myDesign™ Targeted Genotyping Array which allows researchers to custom design 1,500 to 2.6 million markers per sample; and

•	We upgraded and stabilized the performance of our GeneTitan® instrument.

The Compensation Committee believes that our executive compensation for 2011 was appropriate to reflect the contributions that were made in the year and to ensure our executive officers are committed to our new internal organization and returning our business to growth. In summary:

•	The Compensation Committee did not pay any cash bonus to our executive officers for 2011 because we fell short of our financial goals.

•	After freezing base salaries in 2010, the Compensation Committee increased the base salaries of our executive officers in 2011 from 2010 levels by 3% to 4%.

•	The Compensation Committee approved new long-term equity awards for our executives that are expected to offer long-term rewards if they return the business to growth in 2012 and beyond.

•

The Compensation Committee changed the structure and design of our CEO compensation to focus on rewarding performance by paying Dr. Witney a base salary that is significantly lower than his predecessor’s salary and granting him a mix of time-vested and performance-based equity awards.

Compensation Principles and Practices

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) link compensation to executive performance and the Company’s operating objectives and strategic direction; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, the Compensation Committee is guided by the following basic principles:

•	Aligning compensation with financial and strategic goals that will deliver stockholder value.

•	Linking compensation to individual and company performance.

•	Balancing short term and long term incentives to motivate and retain key executives.

•	Targeting competitive compensation levels in line with the Company’s Direct Peer Group (as further described below).

As described in more detail below, the material elements of our executive compensation programs for named executive officers consist of a combination of a base salary, an annual cash incentive opportunity, a long-term equity incentive opportunity, and health, welfare and retirement benefits. We believe that each element of executive compensation and the relative mixture of the elements help us to achieve all of our compensation objectives.

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders approved the compensation of our named executive officers, with approximately 83% of shares of common stock present in person or by proxy and entitled to vote being cast in favor of our say-on-pay resolution.

As we evaluated our compensation practices and talent needs throughout fiscal 2011, the Compensation Committee decided to retain our general approach to executive compensation as outlined above, with an emphasis on short- and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders. However, the Compensation Committee changed the structure and design of the compensation of our new Chief Executive Officer, by paying him a base salary that is significantly lower than his predecessor and granting him a mix of time-vested and performance-based equity awards.

Stockholders provided strong support for holding advisory “say-on-pay” votes every year, with approximately 72% of the shares of common stock present in person or by proxy and entitled to vote being cast in favor of annual advisory votes. Consistent with the stated preference of a majority of the Company’s stockholders, the Board of Directors determined Affymetrix will hold a “say-on-pay” vote annually.

Process for Determining Executive Compensation

The Compensation Committee retained the outside compensation consulting firm Compensia, Inc. to inform the Compensation Committee on market practices, programs and compensation levels; evaluate our compensation practices; and assist in developing and implementing the executive compensation program and philosophy for fiscal 2011.

The Compensation Committee also gives weight to the recommendations of members of senior management, particularly our Chief Executive Officer. The Compensation Committee believes this involvement of management is appropriate because management understands the daily contributions of officers and the contributions and overall environment of employees. For example our Chief Executive Officer recommends to the Compensation Committee the bonus amounts for the other executive officers based on his review of each individual’s performance for the year, company performance and market data. The compensation for our Chief Executive Officer is approved by the Compensation Committee and ratified by the full Board.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Therefore, the Compensation Committee does not target salaries “above median” or equity compensation at any specific percentile. However, the Compensation Committee recognizes that information regarding pay practices at other companies is useful to ensure that our compensation practices are competitive in the market place; and independent marketplace information is one of several factors we consider in assessing the reasonableness of compensation. The Compensation Committee referred to a Direct Peer Group and a Reference Peer Group to assess the levels of executive compensation in 2011.

The Direct Peer Group was used as the primary comparison for all aspects of executive compensation. The following criteria were used to establish our Direct Peer Group:

1.	Location: US-based
2.	Ownership: Publicly traded
3.	Industry: Life Science industry

4.	Revenues of approximately 1/3 to 2x of ours
5.	Market capitalization of 1.5x revenue or greater

In 2011, our Direct Peer Group consisted of the following companies:

1.	Abaxis, Inc.
2.	Accelrys, Inc.
3.	Accuray Incorporated
4.	Celera Corporation
5.	Cepheid
6.	Coherent Inc.
7.	Dionex Corporation
8.	Genomic Health, Inc.
9.	Genoptix, Inc.
10.	Gen-Probe Incorporated;
11.	Immucor, Inc.
12.	Luminex Corporation
13.	Myriad Genetics, Inc.
14.	Nordion Inc.
15.	Pacific Biosciences of California, Inc.

In addition, we also created a Reference Peer Group to gain additional perspective on the pay practices of companies who compete with us for talent. The Reference Peer Group was not used by the Compensation Committee in setting pay levels for executives. In 2011, this Reference Peer Group consisted of the following companies, many of which are also our business competitors:

1.	Agilent Technologies, Inc.
2.	Beckman Coulter, Inc.
3.	Bio-Rad Laboratories
4.	Illumina, Inc.
5.	Life Technologies Corporation
6.	PerkinElmer, Inc.
7.	QIAGEN N.V.
8.	Thermo Fisher Scientific Inc.
9.	Varian Medical Systems, Inc.
10.	Waters Corporation.

Elements of Executive Compensation

Our executive officers’ compensation currently has the following primary components:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options and restricted stock awards; and

•	health, welfare and retirement benefits.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2011 compensation, the most important factors were whether we achieved our specific financial and strategic goals and the need to ensure our executives are committed to the new internal organization and returning our company to growth.

Other factors that are taken into account by the Compensation Committee include:

•	extraordinary performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation; and

•	market data and internal equity.

Risk Considerations in Our Compensation Program

The Compensation Committee believes that the structure of our executive compensation program mitigates inappropriate risk-taking for the following reasons:

•

Our program consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so that executives do not feel pressured to focus exclusively on stock price performance or other financial metrics to the detriment of other important operational and strategic objectives.

•	Our equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value increases with the increase in our stock price over time.

•	By using a mixture of options and restricted stock, executives have a combination of incentives rather than being solely focused on a short-term stock price increase.

•

Our recoupment policy for executive officers’ performance-based compensation will allow us to recoup performance-based compensation in the event of a restatement of our financial results, as described below.

Fiscal 2011 Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. The Compensation Committee believes that base salaries should be at competitive levels in line with the Direct Peer Group. The base salaries of our executive officers are currently between the 50th and 75th percentile of the Direct Peer Group. The Compensation Committee increased the base salaries of our executive officers by 3% to 4% in 2011. After freezing base salaries in 2010, the Compensation Committee believed that the increase was appropriate to retain our executive officers.

Cash Bonus Program

Our bonus program is designed to align individual performance with organizational objectives. It rewards participants based on attainment of specified levels of corporate financial and strategic goals as well as subjective factors related to the individual’s performance. Each named executive officer has an assigned target bonus level at 50% of base salary, except for our Chief Executive Officer, who has an assigned target bonus level at 75% of base salary. As with our base salary levels, our Chief Executive Officer has the greatest level of responsibility and accountability and so has the highest bonus target level in order to place a significant portion of total compensation at risk to reflect the impact he has on our overall corporate performance.

Each year, after review of the corporate financial and strategic performance for the year, the Compensation Committee establishes a general funding level for our bonus program, and then reviews individual factors in approving the actual bonus payment for each named executive officer. At the outset of 2011, the achievement of financial goals were given a weighting of 70% and strategic goals were given a weighting of 30%. Financial goals were given more weighting because they were more measurable and the Compensation Committee wanted to make profitability, improvement of operating leverage and revenue growth the priorities for 2011. In addition, any bonus payout for executive officers was conditioned upon meeting both the minimum financial thresholds for revenue and profit. The financial and strategic goals were based on the annual operating plan for 2011 submitted to, and approved by the Board of Directors.

Financial Goals.    For fiscal 2011, our executive officers had the following financial goals: (1) total revenue of no less than $311 million, with increasing bonus payments as revenue increased, and (2) a break-even operating profit (assuming a constant foreign exchange rate and adjusted to exclude foreign exchange impact, one-time transaction costs, restructuring and acquisition costs and certain legal expenses), with increasing bonus payments if we achieved an operating profit. We chose these measures because we believe these are consistent indicators of our core operating performance for fiscal 2011.

Strategic Goals.    For fiscal 2011, our strategic goals were to (1) drive revenue growth through expansion of new offerings in various markets; (2) implementation of processes and infrastructure improvements that drive revenue growth; and (3) improvement of employee retention and foster a culture of employee alignment with the company’s top priorities.

In 2011, because we did not meet the minimum financial thresholds for revenue and profit, the Compensation Committee determined that no cash bonus should be paid to our executive officers.

Equity Incentives

Overview.    Our equity awards program is intended to align the long-term interests of executives with the interests of stockholders by offering potential gains if our stock price increases. Our equity program is designed to incent employees to work towards the long-term success of Affymetrix by using vesting schedules over several years.

Types of Equity Awards.    We use a combination of (1) time-based stock options; (2) time-based restricted stock awards; and (3) in the case of our Chief Executive Officer, performance-based restricted stock awards. Because of the direct relationship between the value of an option and the increased market price of our common stock after the grant date, we feel that stock options continue to be important to motivate our executive officers and employees to manage Affymetrix in a manner that is consistent with both the long-term interests of our stockholders and our business objectives. In addition, we grant restricted stock awards, which we feel have two primary benefits. First, because restricted stock awards have no exercise price, we can grant smaller amounts of restricted stock awards that have an initial value equivalent to a larger number of options, meaning the restricted stock awards have less impact on stockholder dilution. In addition, we believe they help retain our executive officers and key employees in both good and bad market conditions. The Compensation Committee regularly reviews the appropriate mix of these types of awards.

Grants during 2011.    The Compensation Committee approved both options and restricted stock awards for our named executive officers in 2011 (in the amounts disclosed under the “Grants of Plan-Based Awards” table in this proxy statement). Guidelines for executive equity grants are not based on a formula but take into account each executive’s position, responsibilities, performance and contribution to the achievement of our long-term goals and competitive equity award data from Direct Peer Group and the Reference Peer Group. Typically our equity awards vest in equal annual installments over four years, except for the performance equity awards granted to Dr. Witney.

All executive officers received two equity grants in 2011, except for Dr. Witney, who received only one grant when he joined our company in July 2011. After taking into account the volatility of our stock price, the Compensation Committee decided that providing a grant at the beginning of 2011 and one near the end of the year would provide more retentive value and be better for overall morale.

In setting 2011 equity awards for our executive officers, the Compensation Committee consulted with Compensia, Inc. and evaluated the value of equity grants relative to the Direct Peer Group. We also created a comparison that shows the percentage of our shares outstanding granted to a particular officer relative to an officer holding a similar position in a company in the Direct Peer Group. The Compensation Committee believes that this is a comparison that is more meaningful that just a comparison of the value of the equity grants received by our executive officers relative to their peers as the value comparison is highly impacted by our stock price relative to our peers.

Market data was just one of the factors considered by the Compensation Committee. The Compensation Committee also took into account past and anticipated executive performance and internal equity while managing within our burn rate commitment to our stockholders.

Mr. Runkel and Mr. Barabe received stock awards at higher values in 2011 compared to 2010 and Dr. Last received option awards at higher values in 2011 compared to 2010, because the Compensation Committee believes that these higher grants are important long-term incentives to ensure our executive officers are committed to the new internal organization structure and returning the company to growth. Mr. Barabe received stock options at lower values in 2011 compared to 2010 primarily because he received a new hire grant in 2010, which are usually larger than annual grants. Dr. Fodor’s grant was determined under our policy for grants to non-employee directors, as described under “Compensation of Directors”.

Dr. Witney received one equity grant in 2011 when he joined our company in July 2011, consisting of 300,000 stock options and 150,0000 restricted stock units that vest over four years; and 240,000 restricted stock units that are performance based and to be earned in four equal installments of 60,000 restricted stock units per year, starting in 2011. Criteria for earning the restricted stock units will be set by the Compensation Committee for each fiscal year and ratified by the Board of Directors. For 2011, the performance criterion was Dr. Witney’s submission to, and approval by, the Board of a long-term strategic plan. The Board of Directors determined that Dr. Witney had satisfied the 2011 performance criterion, and therefore, 60,000 restricted stock units had been earned and will vest on December 31, 2012.

Stock Option Grant Policy.    We have adopted a stock option grant policy to ensure consistent practices in the administration of stock option grants. You can obtain a copy of our Stock Option Grant Policy at the Investors section of our website (www.affymetrix.com). The Compensation Committee may decide on one or two refresher grants every fiscal year, taking into account factors such as attrition rates, the retentive value of outstanding equity awards and the number of shares available for grant under our equity incentive plans. The option grant date for refresher grants to executive officers must be during an open window and is no earlier than the date on which the option is approved.

Other Benefit Plans

Other Personal Benefits.    In 2011, in order to compensate Mr. Barabe for his move from the east coast, we provided him with relocation benefits during 2011 totaling $58,923 as described in “Executive Compensation – Summary Compensation Table”.

Retirement Plans.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from Affymetrix), in each case on the same basis as other employees, subject to applicable law. Executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees except that the long-term disability benefit for executive officers is 66.67% of their monthly salary whereas the benefit for all other employees is 60% of their monthly salary.

Recoupment Policy for Performance-Based Compensation

We have a policy for recoupment of performance-based compensation. The policy provides that if we restate our reported financial results for periods beginning after the date of adoption, the Board of Directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Board of Directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Change in Control and Severance Arrangements

We have a change in control severance policy that provides for the treatment of outstanding equity awards and the receipt of severance benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are materially adversely affected, as a result of a change in control, as described in detail below under “Executive Compensation—Executive Severance Policy and Change in Control Arrangements”. Our Board of Directors may amend or terminate this policy at any time prior to a change in control, and the Compensation Committee periodically evaluates the benefits provided and other terms of the policy. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In addition, in the event there was a potential change in control that could be beneficial to stockholders, we believe these severance packages would provide an incentive for these executives and other employees to continue to help successfully execute the acquisition from its early stages until closing while providing reasonable protection to our executives and other employees against a significant downsizing or restructuring that could result from the acquisition.

We have an executive severance policy in order to regularize our severance practices (outside of a change in control period) and provide potential severance benefits that we believe are reasonable to protect an executive from an arbitrary termination. The Board may amend or terminate this policy at any time. Mr. King received a severance payment in connection with his departure in 2011; see “Executive Compensation—Summary Compensation Table”.

Accounting and Tax Considerations

For proposed equity awards, the Compensation Committee reviews the estimated employee stock-based compensation expenses in accordance with FASB ASC 718. This valuation is one of the considerations used in reviewing the market competitiveness of individual equity awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives that is not “performance-based” which exceeds $1,000,000 in any year. Our stock option awards and performance-based restricted stock awards are intended to meet the conditions for deductibility and may be deductible. However, the time-based restricted stock awards we have granted to date and the non-equity incentive plan compensation payments do not meet the criteria under Section 162(m) and may not be fully deductible as a result. The Compensation Committee, when determining executive compensation programs, considers all relevant factors, including the tax deductions that may result from such compensation, and weighs against that our need to attract, retain and reward high-performing executives. We have paid, and will continue to pay, compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by:	Jami Dover Nachtsheim, Chairwoman Nelson C. Chan Gary S. Guthart, Ph.D. Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the most recent three fiscal years, for each person who served as our principal executive or financial officer during 2011 and our other three most highly compensated executive officers for fiscal year 2011 (collectively referred to as the “named executive officers” in this proxy.)

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)*		Option Awards ($)*		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Stephen P.A. Fodor, Ph.D.(3) Founder and Chairman	2011 2010 2009	114,231 355,385 685,385	— — —		— 54,860 225,200		— 157,918 454,770	(4)	— — 297,000	— — —	74,739 15,604 12,754	(5)	188,970 583,767 1,675,109

Frank Witney, Ph.D.(6) President and Chief Executive Officer	2011	248,077	—		1,409,100	(7)	1,081,110		—	—	1,548		2,739,835

Timothy C. Barabe(8) Executive Vice President and Chief Financial Officer	2011 2010	390,000 306,923	— —		271,350 213,300		277,201 556,901		— 85,500	— —	74,777 118,321	(9) (9)	1,013,328 1,280,945

John F. Runkel, Jr. Executive Vice President and General Counsel and Secretary	2011 2010 2009	370,000 360,000 373,846	— — —		247,986 42,200 66,320		191,747 124,420 156,594		— 110,000 134,000	— — —	15,854 15,604 8,224		825,587 652,224 738,984

Andrew J. Last, Ph.D.(10) Executive Vice President, Genetic Analysis Business Unit	2011 2010 2009	375,000 365,000 25,269	— — 145,000	(10)	53,100 63,300 105,800		303,049 167,489 275,166		— 82,130 —	— — —	14,294 12,914 80		745,443 690,833 551,315

Kevin M. King(11) Former President and Chief Executive Officer	2011 2010 2009	341,538 675,000 695,577	— — —		112,572 223,660 730,500	(12)	308,688 636,458 1,009,355	(12)	— 227,800 380,000	— — —	1,518,760 13,102 9,950	(13)	2,281,558 1,776,020 2,825,382

*

The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 with respect of restricted stock awards and stock options, respectively, made to the named executive officers during the applicable fiscal year. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense of our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying valuation of our stock options. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions. The grant date fair value of stock awards is based on the fair market value of our common stock on the grant date. For a description of restricted stock and option awards made, exercised and vested during fiscal 2011, and outstanding at the end of fiscal 2011, see the tables set forth below.

(1)	This column does not include our annual cash incentive bonus plan. Amounts paid under our annual bonus plan are included under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	Includes discretionary matching contributions made under our 401(k) plan and premiums paid by us on term life insurance policies for the benefit of the named executive officers.

(3)	Dr. Fodor was our Chairman and Chief Executive Officer for 2008. In January 2009, Dr. Fodor became our Executive Chairman. He remained in this role until May 2011, when he transitioned to non-executive Chairman and stopped receiving a salary. For the remainder of 2011, Dr. Fodor received compensation as a non-employee director; see “Compensation of Directors”.

(4)	Dr. Fodor received an equity award as compensation for his services as Chairman; see “Compensation of Directors”.

(5)	In addition to the amount described in footnote (2), includes $66,790 in unused vacation and sick time paid to Dr. Fodor when he ceased to be an employee of Affymetrix.

(6)	Dr. Witney was appointed our President and Chief Executive Officer in July 2011. His compensation for 2011 reflects this partial year of service.

(7)	With respect to Dr. Witney, includes the 60,000 performance awards earned by Dr. Witney in 2011. Does not include 180,000 performance awards that Dr. Witney is eligible to earn over the next three (3) years, starting in 2012, subject to achievement of performance criteria that will be set annually at the beginning of each year. The grant date fair value of the additional 180,000 performance awards, assuming 100% achievement, was $1,207,800.

(8)	In March 2010, Mr. Barabe was appointed our Executive Vice President and Chief Financial Officer. His compensation for 2010 reflects this partial year of service.

(9)	Includes the amount described in footnote (2) and relocation benefits totaling $58,923 in 2011 and $115,612 in 2010. The relocation benefits represent reimbursement of relocation expenses, temporary housing and tax reimbursement payment of $20,748 in 2011 and $25,024 in 2010 for taxes owed by Mr. Barabe as a result of income imputed to him for his relocation benefits.

(10)	In December 2009, Dr. Last was appointed our Executive Vice President and Chief Commercial Officer. His compensation in 2009 reflects his partial year of service. Dr. Last received a signing bonus of $145,000 when he joined the Company.

(11)	Mr. King departed the Company on June 30, 2011. His compensation for 2011 reflects his partial year of service.

(12)	Mr. King’s equity awards were forfeited following his departure from the Company on June 30, 2011.

(13)	In addition to the amount described in footnote (2), includes a $1,400,000 severance payment to Mr. King, $86,154 in unused vacation and sick time paid to Mr. King when he ceased to be an employee of Affymetrix and approximately $20,000 in COBRA and other benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2011. This table does not include a grant to Dr. Fodor as compensation for his services as Chairman; see “Compensation of Directors”.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards Maximum		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)
Frank Witney, Ph.D		156,000	(4)
	7/21/11					150,000			1,006,500
	7/21/11			240,000	(5)				1,610,400
	7/21/11						300,000	6.71	1,081,110

Timothy C. Barabe		195,000
	2/17/11					10,000			53,100
	2/17/11						51,000	5.31	147,961
	11/17/11					45,000			218,250
	11/17/11						50,000	4.85	129,240

John F. Runkel, Jr.		185,000
	2/17/11					5,600			29,736
	2/17/11						26,000	5.31	75,431
	11/17/11					45,000			218,250
	11/17/11						45,000	4.85	116,316

Andrew J. Last, Ph.D.		187,500
	2/17/11					10,000			53,100
	2/17/11						51,000	5.31	147,961
	11/17/11						60,000	4.85	155,088

Kevin M. King(6).		—
	2/17/11					21,200			112,572
	2/17/11						106,400	5.31	308,688

(1)	There is no threshold or maximum bonus amount with respect to any named executive officer. Our Chief Executive Officer has a target bonus at 75% of his annual base salary and our other named executive officers (other than Dr. Fodor) have target bonuses at 50% their annual base salaries. The amount of the bonus actually paid is based on a combination of company and individual performance factors as described in “Compensation Discussion and Analysis” above, and no cash bonus was actually paid for 2011 performance.

(2)	All of the stock options have seven-year terms. Each of the stock and option awards reported in this table vest in equal annual installments over four years from the grant date, with the exception of 240,000 restricted stock units granted to Dr. Witney on July 21, 2011, which vest, if certain performance criteria are met, over four equal annual installments commencing on December 31, 2012.

(3)	This column represents the full grant date fair value of each equity award. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense of our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of our equity awards.

(4)	This represents a pro-rated amount to reflect Dr. Witney’s start date in July 2011.

(5)	These represent performance-based restricted stock units that can be earned in equal installments over four (4) years, starting in 2011, if performance criteria are met.

(6)	Mr. King left the Company in June 2011 and did not receive a bonus with respect to 2011. Mr. King’s equity awards granted in 2011 were forfeited following his departure.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 31, 2011 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen P.A. Fodor, Ph.D.	65,000	—		27.82	05/26/2013	54,750	(4)	223,928	—		—
	112,500	37,500	(2)	19.92	02/06/2015
	150,000	50,000	(2)	10.29	06/27/2015
	37,500	37,500	(2)	2.97	02/19/2016
	37,500	37,500	(2)	8.29	08/20/2016
	16,500	49,500	(2)	4.22	08/19/2017
	—	30,000	(3)	5.88	05/05/2018

Frank Witney, Ph.D.	—	300,000	(2)	6.71	07/21/2018	210,000	(5)	858,900	180,000	(6)	736,200

Timothy C. Barabe	22,500	67,500	(2)	7.50	03/18/2017	81,250	(7)	332,313	—		—
	17,500	52,500	(2)	4.22	08/19/2017
	—	51,000	(2)	5.31	02/17/2018
	—	50,000	(2)	4.85	11/17/2018

John F. Runkel, Jr.	22,500	7,500	(2)	5.05	10/20/2015	69,600	(8)	284,664	—		—
	17,500	17,500	(2)	8.29	08/20/2016
	13,000	39,000	(2)	4.22	08/19/2017
	—	26,000	(2)	5.31	02/17/2018
	—	45,000	(2)	4.85	11/17/2018

Andrew J. Last, Ph.D.	45,000	45,000	(2)	5.29	12/17/2016	31,250	(9)	127,813	—		—
	17,500	52,500	(2)	4.22	08/19/2017
	—	51,000	(2)	5.31	02/17/2018
	—	60,000	(2)	4.85	11/17/2018

Kevin M. King(10)	—	—		—	—	—		—	—		—

(1)	Assumes a stock price of $4.09 a share, which was the closing market price of the Company’s stock on December 30, 2011 (the last trading day of fiscal 2011).

(2)	Options vest in four equal, annual installments from the grant date, which is seven years before the Option Expiration Date.

(3)	Options vest in full on May 5, 2012.

(4)	The following restricted stock awards vest in four equal annual installments from the grant date: 75,000 restricted stock awards granted on February 6, 2008; 25,000 restricted stock awards granted on June 27, 2008; 20,000 restricted stock awards granted on February 19, 2009; 20,000 restricted stock awards granted on August 20, 2009 and 13,000 restricted stock units granted on August 19, 2010.

(5)	150,000 restricted stock units granted on July 21, 2011 vest in four equal annual installments from the grant date. 60,000 performance-based restricted stock units were earned with respect to fiscal year 2011, which will vest on December 31, 2012.

(6)	180,000 performance-based restricted stock units granted on July 21, 2011 are eligible to be earned in equal installments of 60,000 shares each if performance criteria for 2012-2014 are met and the executive is employed on the vest date, with vesting (to the extent earned) on December 31 of the following year.

(7)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on March 18, 2010, 15,000 restricted stock units granted on August 19, 2010, 10,000 restricted stock units granted on February 17, 2011 and 45,000 restricted stock units granted on November 17, 2011.

(8)	The following restricted stock awards vest in four equal annual installments from the grant date: 30,000 restricted stock awards granted on October 20, 2008; 8,000 restricted stock awards granted on August 20, 2009, 10,000 restricted stock units granted on August 19, 2010, 5,600 restricted stock units granted on February 17, 2011 and 45,000 restricted stock units granted on November 17, 2011.

(9)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on December 17, 2009, 15,000 restricted stock units granted on August 19, 2010 and 10,000 restricted stock units granted on February 17, 2011.

(10)	Mr. King’s equity awards were forfeited following his departure from the Company on June 30, 2011.

Options Exercised and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen P.A. Fodor, Ph.D.	—	—	38,250	206,923
Frank Witney, Ph.D.	—	—	—	—
Timothy C. Barabe	—	—	8,750	39,988
John F. Runkel, Jr.	—	—	12,000	56,985
Andrew J. Last, Ph.D.	—	—	8,750	35,988
Kevin M. King(2)	100,000	227,579	40,000	212,830

(1)	The amount in this column reflects the closing price of our common stock on the date of vesting multiplied by the number of shares vesting.

(2)	Mr. King left the Company in June 2011.

Executive Severance Policy and Change in Control Arrangements

Executive Severance Policy.    The Company has an executive severance policy, which would only apply to involuntary terminations outside a change in control situation. A change in control situation is covered by the change in control policy described below. This policy applies to officers of the Company holding a Senior Vice President or more senior position. The Company’s executive severance policy may be amended or terminated by the Board at any time.

Subject to signing a release of claims, upon an involuntary termination, a named executive officer will receive:

•	12 months of base salary (except for the CEO, who will receive 24 months); and

•	12 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer).

An “involuntary termination” means the unilateral termination of the named executive officer’s employment by the Company without cause.

The following table shows the severance benefits that would be received by each named executive officer upon an involuntary termination, assuming the individual was terminated on December 31, 2011 and based on the individual’s base salary for fiscal 2011. Dr. Fodor was not eligible for the policy during 2011, and Mr. King received the actual severance payment set forth in “Executive Compensation—Summary Compensation Table” when he left in June 2011.

Name	Cash Severance ($)	Other Benefits Value ($)(1)
Frank Witney, Ph.D.	1,000,000	19,111
Timothy C. Barabe	390,000	13,407
John F. Runkel, Jr.	370,000	19,111
Andrew J. Last, Ph.D.	375,000	19,052

(1)	Represents the estimated value of 12 months of continued health benefits.

Change in Control Severance.    The Company has a change in control policy. The policy applies to all employees, but our named executive officers receive greater benefits.

The Company’s change in control policy may be amended or terminated by the Board at any time prior to a change in control. However, the policy may not be terminated or amended in a manner adversely to any person covered by the policy for 12 months following a change in control (which includes such transactions as a change in at least 50% of the voting power of our stock through a merger or acquisition by a person or a group). The termination or amendment of the policy at any time shall not affect any benefits to which a person covered by the policy previously has become entitled.

Subject to signing a release of claims, upon a qualifying termination or if not offered comparable employment, a named executive officer will receive:

•	full vesting of all equity awards;

•	24 months of base salary plus 200% of target bonus (none of our named executives will receive a cash payment that exceeds three times his base salary plus target bonus under this payout);

•	24 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer); and

•	6 months of outplacement services.

A “qualifying termination” means (i) an involuntary termination without cause in connection with, or within 12 months following, a change in control, (ii) resignation of employment within 6 months following a change in control due to a material reduction in base salary, target bonus opportunity or job duties and responsibilities, or movement of work location more than 45 miles from the principal work location, from those in effect immediately prior to the change in control.

Upon a change in control, outstanding equity awards may be assumed by the acquirer, become fully vested or be cashed out, as determined by the Company and the acquirer.

The following table shows the severance benefits that would be received by each named executive officer who is an employee upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2011 and based on the individual’s base salary for fiscal 2011.

Name	Cash Severance ($)	Accelerated Equity Value ($)(1)	Other Benefits Value ($)(2)
Frank Witney, Ph.D.	1,750,000	1,595,100	56,222
Timothy C. Barabe	1,170,000	332,313	44,814
John F. Runkel, Jr.	1,110,000	284,664	56,222
Andrew J. Last, Ph.D.	1,125,000	127,813	56,104

(1)	The value of unvested restricted stock or restricted stock units is based on $4.09 per share, the closing price of our common stock on December 30, 2011. The value of accelerated vesting of the options is based solely on the excess, if any, of $4.09 per share over the exercise price of the unvested portion (as of December 31, 2011) of the individual’s stock options.

(2)	Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

Compensation Committee Interlocks and Insider Participation

During 2011, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN TRANSACTIONS

Related Person Transaction Policy

Under a written policy that has been adopted by our Board of Directors, we review all transactions involving us in which any of our directors, director nominees, significant stockholders and executive officers or their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Secretary of any proposed transaction involving us and in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either our Board as a whole or a designated committee thereof consisting of a majority of independent directors to determine whether or not to approve or ratify the transaction based on the following criteria:

•	The character and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the Company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the reviewing body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and our stockholders. On an annual basis, the reviewing body reviews previously approved transactions with related parties under the standard described above to determine whether such transactions should continue.

In December 2011, we entered into an agreement under which we assigned one patent application and related know-how to Cellular Research, Inc. (“Cellular Research”), a company founded by Dr. Fodor, our Chairman. Dr. Fodor is a significant shareholder of Cellular Research. Pursuant to the agreement, Cellular Research shall pay single digit royalties to us on sales of products covered by the assigned technology, and starting in December 2015, an annual minimum fee of $100,000. We have a right of first refusal to collaborate with Cellular Research for the development of certain new products and to supply arrays to Cellular Research under certain terms and conditions. As of December 31, 2011, no royalties were earned pertaining to this agreement.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2012

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

OTHER MATTERS

We are not aware of any matters that are expected to come before the 2012 annual meeting other than those referenced in this proxy statement. If any other matters properly come before the meeting, it is the intention of the persons named as proxy holders in the proxy card to vote the shares they represent as the Board may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be included in our proxy statement for our 2013 annual meeting must be received by us no later than November 30, 2012 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2013 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2013 annual meeting no later than February 25, 2013. If the notice is received after February 25, 2013, it will be considered untimely and we will not be required to present it at the 2013 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN F. RUNKEL, JR.

Secretary

March 30, 2012

Appendix A

AFFYMETRIX, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose; Structure of Plan.

(a) The purpose of this Plan is to provide Eligible Employees with an opportunity to purchase Shares by means of payroll deductions or other contributions, thereby allowing such persons the opportunity to acquire an equity interest in the Company in a convenient manner and enhancing their sense of participation in the affairs of the Company.

(b) This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights shall be granted pursuant to rules, procedures or subplans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) If a Participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any payroll deductions taken or other contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law. A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2. Definitions.

(a) “Administrator” means one or more of the Company’s officers appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may delegate any of its authority to the Administrator.

(b) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(c) “Board” means the board of directors of the Company.

(d) “Change in Control” means

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 80% of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(d)(iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(f) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(g) “Company” means Affymetrix, Inc., a Delaware corporation.

(h) “Compensation” means all base straight-time gross earnings, exclusive of commissions, payments for incentive compensation, bonuses, overtime, shift premium and other similar compensation, unless otherwise determined by the Committee on a uniform and nondiscriminatory basis. The Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

(i) “Designated Affiliate” means any Affiliate selected by the Committee as eligible to participate in the Non-423 Component.

(j) “Designated Subsidiary” means any Subsidiary selected by the Committee as eligible to participate in the 423 Component.

(k) “Director” means a member of the Board.

(l) “Effective Date” shall mean the date the Plan becomes effective in accordance with Section 24 hereof.

(m) “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Designated Subsidiary or Designated Affiliate, in each case regardless of any subsequent reclassification by the Company or by any Designated Subsidiary or Designated Affiliate, any governmental agency, or any court. The employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated

Subsidiary or Designated Affiliate so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o) “Fair Market Value” means, with respect to the Shares, as of any date,

(i) If the Company’s common stock is listed on any established stock exchange or traded on the NASDAQ, the Fair Market Value of a Share shall be the closing sales price for a Share (or the closing bid if no sales were reported) as quoted on such exchange or market (or if the Company’s common stock is traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Company’s common stock) on the day of determination, in any case as reported in The Wall Street Journal or such other source as the Committee deems reliable. In the absence of such markets for the Company’s common stock, the Fair Market Value shall be determined in good faith by the Board.

(ii) For purposes of this Plan, if the date as of which the Fair Market Value is to be determined is not a Trading Day, then solely for the purpose of determining Fair Market Value such date shall be: (A) in the case of the Offering Date, the first Trading Day following the Offering Date; (B) in the case of the Purchase Date, the last Trading Day prior to the Purchase Date.

(p) “NASDAQ” means the NASDAQ National Market System.

(q) “Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(r) “Offering Date” means the first day of each Offering Period.

(s) “Offering Period” means the period set forth in Section 4(a) hereof.

(t) “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(u) “Participant” means any Eligible Employee who participates in the Plan as described in Section 5 hereof.

(v) “Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan.

(w) “Plan” means this Affymetrix, Inc. 2011 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(x) “Purchase Date” means the last day of each Purchase Period (or, if such day is not a Trading Day, the Trading Day immediately preceding such day).

(y) “Purchase Period” means the period set forth in Section 4(b) hereof.

(z) “Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on a Purchase Date and, unless otherwise determined by the Committee, shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period, or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the applicable Purchase Date.

(aa) “Share” means a share of common stock of the Company, $0.01 par value, or such other security of the Company into which such share shall be changed in accordance with Section 16 hereof.

(bb) “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(cc) “Trading Day” means a day on which the NASDAQ is open for trading or, if the Shares are no longer listed on the NASDAQ but are listed on any other national stock exchange or national market system, a day on which such other national stock exchange or national market system on which the Shares are listed is open for trading.

3. Eligibility. Unless otherwise provided in this Section 3, any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Committee has determined that participation of such Eligible Employees is not advisable or practicable. The Committee, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the Plan or an Offering. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a purchase right under the 423 Component of the Plan to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company and/or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary.

4. Offering Periods and Purchase Periods.

(a) The Plan shall be implemented by a series of Offering Periods of approximately twelve (12) months duration during which time a purchase right under the Plan may be offered to Eligible Employees. The first Offering Period shall commence on November 15, 2011, or on such other date as the Committee shall determine. Subsequently, Offering Periods shall begin on May 15 and November 15 of each year and end on May 14 and November 14, respectively, of the following year. Notwithstanding the foregoing, if the Fair Market Value of the Shares on the Offering Date of a new Offering Period is lower than the Fair Market Value of the Shares on the Offering Date of an Offering Period then in progress, the Offering Period then in progress will terminate and Participants in such Offering Period will be automatically enrolled in the new Offering Period to commence on the next May 15 or November 15, as applicable, and extend for a twelve (12) month period ending on May 14 or November 14, as applicable. The duration and timing of Offering Periods may be changed without stockholder approval; provided, however, that in no event shall an Offering Period exceed 27 months and, provided, further, that any such change is announced to Eligible Employees prior to the beginning of the first Offering Period to be affected.

(b) Each Offering Period shall consist of two (2) Purchase Periods of approximately six (6) months duration during which time payroll deductions or other contributions of Participants are accumulated. The first Purchase Period shall commence on November 15, 2011, or on such other date as the Committee shall determine. Subsequently, Purchase Periods shall begin on each May 15 and November 15 and end on the following November 14 and May 14, respectively. The duration and timing of Purchase Periods may be changed without stockholder approval, provided, however, that any such change is announced to Eligible Employees prior to the beginning of the first Purchase Period to be affected.

5. Participation. An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Committee from time to time. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

6. Payroll Deductions or Other Contributions.

(a) At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation that he or she receives on each pay day during the Offering Period; should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Purchase Period, unless otherwise provided by the Committee. The Committee, in its sole discretion, may permit Participants to contribute amounts to the Plan through payment by cash, check or other means if payroll deductions are not permitted or advisable under applicable law; provided, however, that such contributions shall not exceed 15% of the Compensation received each pay day during the Offering Period. The Committee, in its sole discretion, may change the maximum rate at which a Participant can elect to have payroll deductions or other contributions made pursuant to this Section 6(a).

(b) Payroll deductions or other contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a) hereof), unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) Any payroll deduction or other contribution elections made by a Participant shall be in whole percentages only.

(d) A Participant may decrease payroll deductions or other contributions one (1) time during a Purchase Period by completing any form or following any procedure established by the Committee from time to time. Any such change in rate shall be effective as soon as administratively practicable following the Participant’s completion of such prescribed form or procedure, provided that the Committee may establish in advance of a particular Purchase Period a deadline by which any such change must be submitted before the end of that Purchase Period. In addition, to the extent necessary to comply with Section 423(b)(8) of the Code as described in Section 8(b) hereof, as determined by the Committee in its sole discretion, a Participant’s payroll deductions or other contributions may be decreased during a Purchase Period.

7. Grant of Purchase Right. On each Offering Date, each Participant shall be granted a right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions or other contributions accumulated prior to such Purchase Date by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase more than 750 Shares during each Purchase Period, subject to adjustment pursuant to Section 16 hereof, and provided further that such purchase shall be subject to the limitations set forth in Section 8(b) and Section 15 hereof. The Committee may, for future Offerings, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during a Purchase Period. With respect to any Offering, the purchase right shall expire on the last day of the relevant Offering Period.

8. Purchase of Shares.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof, on the Purchase Date, the maximum number of Shares as may be purchased with the accumulated payroll deductions or other contributions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b) hereof. Unless otherwise determined by the Committee prior to an Offering, fractional Shares shall not be purchased and any payroll deductions or other contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for a subsequent Purchase Period. Shares may be purchased pursuant to the purchase right granted to Participant under the Plan only by the Participant.

(b) No Participant in the 423 Component shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

(c) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the relevant Offering Date, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising purchase rights on such Purchase Date. The Company may make a pro-rata allocation of the Shares pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the relevant Offering Date.

9. Delivery of Shares. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Committee. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10. Withdrawal.

(a) A Participant may decide not to purchase Shares on a Purchase Date and may elect to withdraw all, but not less than all, the payroll deductions or other contributions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in the form and manner prescribed by the Committee from time to time. Upon such withdrawal, all of the Participant’s payroll deductions or other contributions credited to his or her account shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s purchase right for the Offering shall be terminated automatically, and no further payroll deductions or other contributions for the purchase of Shares shall be made during the current Offering Period. Notwithstanding the foregoing, the Committee may specify a period of time immediately preceding each Purchase Date during which time any withdrawal will not be effective for the current Purchase Period but will become effective for all subsequent Purchase

Periods and Offering Periods. If a Participant withdraws from the Plan as described herein, payroll deductions or other contributions shall not resume at the beginning of the subsequent Offering Period unless the Participant completes a Participation Election and/or any other forms and follows any procedures for enrollment in the Plan as described in Section 5 hereof.

(b) A Participant’s withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in subsequent Offerings which commence after the termination of the Offering from which he or she has withdrawn.

11. Tax Withholding. The Participant must make adequate provision for any withholding obligation of the Company or any Subsidiary or Affiliate for federal, state, or any other tax liability, national insurance, social security, payment-on-account or other tax related items, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Subsidiary or Affiliate to the Participant as a matter of law or contract. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under applicable law, the amount necessary for the Company or a Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or a Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.

12. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

13. Termination of Employment. Unless otherwise determined by the Committee, upon a Participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or other contributions credited to such Participant’s account during the current Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of termination of employment due to death, to the Participant’s heirs or estate, and such Participant’s purchase right shall be terminated automatically.

14. Interest. No interest will accrue on the payroll deductions or other contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Committee.

15. Shares Available for Purchase under the Plan.

(a) Basic Limitation. Subject to adjustment pursuant to Section 16 hereof, the aggregate number of Shares authorized for sale under the Plan is 7,000,000 Shares. For the avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.

(b) Rights as an Unsecured Creditor. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

(c) Source of Shares Deliverable at Purchase. Any Shares issued upon purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

16. Adjustments for Changes in Capitalization and Similar Events.

(a) Changes in Capitalization. In the event of any increase or decrease in the number of issued Shares resulting from any nonreciprocal transaction between the Company and its stockholders (such as a stock dividend, stock split, spin-off, rights offering or recapitalization) that affects the Shares (or other securities of the Company) or the price of Shares (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding purchase rights, the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan will, in such manner as it may deem equitable, adjust the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during a Purchase Period (pursuant to Section 7 hereof) and the per Share price used to determine the Purchase Price. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph to the Administrator. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least five (5) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10 hereof.

(c) Change in Control. In the event of a Change in Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed Change in Control. The Committee shall notify each Participant in writing, at least five (5) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10 hereof.

17. Administration.

(a) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

(i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan,

(ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates,

(iii) determine the terms and conditions of any right to purchase Shares and any Offering under the Plan,

(iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan,

(v) amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such purchase right to the Company or the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences than initially anticipated, and

(vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions or other contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements. The Committee may delegate any of its authority set forth in this paragraph to the Administrator, unless constrained by applicable law.

(b) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Subsidiary or Designated Affiliate, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

(c) Indemnification. To the extent permissible under applicable law, each member of the Board, the Committee, the Administrator or any officer of the Company, a Designated Subsidiary or a Designated Affiliate (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act on behalf of the Company pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18. Transferability. Neither payroll deductions nor other contributions credited to a Participant’s account nor any rights with regard to the purchase of Shares pursuant to a purchase right or to receive Shares under the Plan may be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering in accordance with Section 10 hereof.

19. Use of Funds. All payroll deductions or other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except as may be required by applicable law, as determined by the Committee.

20. Amendment and Termination.

(a) The Plan may be amended, modified, suspended or terminated by the Board or the Committee without the approval of the stockholders of the Company; provided, however, that the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required by applicable law or government regulation, or the rules of the NASDAQ or any successor exchange or quotation system on which the Shares may be listed or quoted or to comply with Section 423 of the Code. For the avoidance of doubt, the authority to amend, modify, suspend or terminate the Plan may not be delegated to the Administrator.

(b) Without limitation to the provisions of Section 20(a) hereof, the Committee shall be entitled to take the following actions without stockholder approval and without regard to whether any Participant rights may be considered to be adversely affected by such actions:

(i) change the method for determining the Purchase Price;

(ii) change the duration and timing of Offering Periods and/or Purchase Periods (subject to the limitations set forth in Sections 4(a) and (b) hereof, respectively);

(iii) determine whether or not and how frequent changes may be made to the rate of payroll deductions or other contributions to be made during a Purchase Period;

(iv) increase or decrease the maximum number of Shares a Participant may purchase during a Purchase Period (subject to the limitations set forth in Section 8(b) and Section 15 hereof);

(v) establish the exchange ratio applicable to payroll deductions or other contributions made in a currency other than U.S. dollars;

(vi) change the maximum rate of payroll deductions or other contributions that a Participant can elect or permit payroll deductions or other contributions in excess of the rate designated by a Participant to adjust for delays or mistakes in the Company’s processing of a properly completed Participation Election;

(vii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts deducted from or contributed by the Participant; and

(viii) establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

22. Conditions upon Issuance of Shares.

(a) Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In the event the Company determines that Shares may not be issued pursuant to this Section 22(a), any payroll deductions or other contributions shall be promptly refunded to the relevant Participants.

(b) As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in Section 22(a) hereof.

23. Share Issuance. All Shares delivered pursuant to the purchase of Shares under the Plan shall be subject to such restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, the NASDAQ or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable federal, state or other laws, and the Committee may take whatever steps are necessary to effect such restrictions.

24. Term of Plan. After adoption of the Plan by the Board, this Plan will become effective on the first Offering Date (as described in Section 4(a) hereof). Subject to Section 25 hereof, this Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board or the Committee (pursuant to Section 20(a) hereof), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board. No further purchase rights shall be granted or Shares purchased, and no further payroll deductions or other contributions shall be collected under the Plan following such termination.

25. Stockholder Approval of Plan. This Plan shall be approved by the stockholders of the Company, in the manner and to the degree required under applicable law, within twelve (12) months of the date this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. If the Plan is not approved by the stockholders of the Company prior to the first scheduled Purchase Date, the Plan and all purchase rights granted under the Plan will terminate immediately prior to the first scheduled Purchase Date without any action by the Board or the Committee, and all payroll deductions and other contributions will be refunded to Participants as soon as practicable.

26. Code Section 409A; Tax Qualification.

(a) Purchase rights granted under the 423 Component are exempt from the application of Section 409A of the Code. Purchase rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 26(b) hereof, purchase rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such purchase rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to a purchase right be delivered within the short-term deferral period. Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b) Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27. Severability. If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

29. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

AFFYMETRIX®

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CA 95051

ATTN: DOUG FARRELL

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

01 Stephen P.A. Fodor

02 Frank Witney

03 Nelson C. Chan

04 John D. Diekman

05 Gary S. Guthart

06 Jami Dover Nachtsheim

07 Robert H. Trice

08 Robert P. Wayman

For Against Abstain

The Board of Directors recommends you vote FOR proposals 2, 3. and 4.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To approve the 2011 Employee Stock Purchase Plan.

For Against Abstain

4. To approve, by an advisory vote, the compensation of Affymetrix’ named executive officers as disclosed in our proxy statement for the 2012 Annual Meeting of Stockholders.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000132467_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

AFFYMETRIX, INC.

Annual Meeting of Stockholders

May 11, 2012 at 8:00 AM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Stephen P.A. Fodor, Frank Witney and John F. Runkel, Jr. and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 11, 2012 beginning at 8:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements; and to vote all of the shares of common stock held of record by the undersigned on March 16, 2012 upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, and “FOR” proposals 2, 3, and 4 and in accordance with the Board of Directors’ recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side

0000132467_2 R1.0.0.11699